September 3, 2015

Holly Energy Partners Announces Acquisition of a 50% Interest in Frontier Pipeline
DALLAS--(BUSINESS WIRE)—Holly Energy Partners, L.P. (NYSE:HEP) (“Holly Energy”) announces the acquisition of a 50% interest in Frontier Pipeline Company, owner of the Frontier Pipeline, from an affiliate of Enbridge, Inc. (NYSE:ENB). The Frontier Pipeline will continue to be operated by an affiliate of Plains All American Pipeline, L.P. (NYSE:PAA), which owns the remaining 50% interest. The 296-mile crude oil pipeline, which runs from Casper, Wyoming to Frontier Station, Utah, has a 72,000 barrel per day (bpd) capacity. The Frontier Pipeline supplies Canadian and Rocky Mountain crudes to Salt Lake City area refiners through a connection to the SLC Pipeline.

About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 39% interest (including a 2% general partner interest), in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Oklahoma, Arizona, Washington, Kansas, Wyoming, Idaho and Utah. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals, a 50% interest in Frontier Pipeline Company, a 296-mile crude oil pipeline running from Casper, Wyoming to Frontier Station, Utah, and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

Holly Energy Partners, L.P.
Julia Heidenreich, 214-954-6511
Vice President, Investor Relations
or
Craig Biery, 214-954-6511
Investor Relations